After Recording Return to:
David N. Lombard
Jameson Babbitt Stites & Lombard, P.L.L.C.
999 Third Avenue, Suite 1900
Seattle, WA 98104-4001

LEASEHOLD DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE FILING

Date:	September 16, 2010
Borrower:	G&E HC REIT II Pocatello MOB, LLC, a Delaware limited liability company
Borrower’s Notice Address:
1551 N. Tustin Avenue, Suite 300 Santa Ana, CA 92705 Attn: Andrea R. Biller and Mathieu Streiff
Trustee:	Alliance Title & Escrow Corporation, a Delaware corporation, and all successors and assigns for the benefit of Lender (as determined below).
Trustee’s Notice Address:
2350 Via Caporatti Drive Pocatello, ID 83201
Lender:	Sun Life Assurance Company of Canada, a Canadian corporation, together with other holders from time to time of the Note (as herein defined).

Lender’s Notice Address:

c/o Sun Life Assurance Company of Canada

One Sun Life Executive Park

Wellesley Hills, Massachusetts 02481

Attention: Mortgage Investments Group

Note Amount: $8,000,000.00

Maturity Date: The Maturity Date of the Note is October 1, 2020.

State: Idaho

Record Owner of the Land (as defined herein): Pocatello Hospital, LLC, a Delaware limited liability company

Exhibit A hereto is incorporated herein by reference.

Table of Contents

1.	DEFINITION OF TERMS

2.	GRANTING CLAUSES

3.	REPRESENTATIONS AND WARRANTIES

3.1 3.2 3.3 3.4 3.5 3.6 3.7 3.8 3.9 3.10 3.11 3.12 3.13
Due Organization; Authority
Execution, Delivery and Effect of Loan Documents
Other Obligations
Construction and Completion of Improvements
Legal Actions
Financial Statements
Adverse Change to Property
Title to Property
Compliance with Laws and Private Covenants
Independence of the Property
Contamination
Anti-Terrorism Laws
Related Parties

4.	COVENANTS

4.1	Payments

(a)	Secured Debt

(b)	Property Taxes and Charges

(c)	Escrow

(d)	Taxes on Trustee or Lender

(e)	Liabilities

(f)	Right to Contest

(g)	Expenses

4.2	Operation of the Property

(a)	Maintenance; Alterations

(b)	Liens

(c)	Compliance with Laws and Private Covenants

(d)	Use

(e)	Inspection

(f)	Notification of Contamination; Clean-Up

4.3 4.4 4.5 4.6 4.7 4.8 4.9 4.10 4.11 4.12 4.13 4.14
Insurance
Sales and Encumbrances
Financial Records and Statements
Indemnity
Notices
Estoppel Certificates
Subordination, Non-Disturbance and Attornment Agreement
Legal Existence
Defense and Notice of Actions
Lost Note
Personalty
Further Assurances

5.	CASUALTIES AND TAKINGS

5.1 5.2 5.3	Notice to Lender Repair and Replacement Insurance and Taking Proceeds

(a)	Collection

(b)	Assignment to Lender

5.4	Disbursement of Insurance Proceeds to Borrower

6.	CONCERNING TRUSTEE

6.1 6.2 6.3 6.4 6.5 6.6	Trustee’s Covenants Resignation of Trustee Substitution of Trustee Reconveyance and Agreements Release of Lien Exculpation and Indemnification of Trustee

7.	LEGAL PROCEEDINGS

8.	DEFAULTS; REMEDIES OF LENDER

8.1	Events of Default

(a)	Breach of Named Covenants

(b)	Breach of Other Covenants

(c)	Misrepresentations

(d)	Bankruptcy

(e)	Adverse Court Action

8.2	Remedies

(a)	Acceleration

(b)	Foreclosure

(c)	Offset Rights

(d)	Cure Rights

(e)	Possession of Property

(f)	Receiver

(g)	Uniform Commercial Code Remedies

(h)	Judicial Actions

(i)	Subrogation

(j)	Sale

(k)	Other

8.3	Holding Over

8.4	General Provisions

(a)	Multiple Sales

(b)	Cumulative Remedies

(c)	Right to Purchase

(d)	Right to Terminate Proceedings

(e)	No Waiver or Release

(f)	Waivers and Agreements Regarding Remedies

(g)	Waiver of Jury Trial

(h)	Lender’s Discretion

(i)	Sales

9.	POSSESSION AND DEFEASANCE

9.1	Possession

9.2	Defeasance

10.	GENERAL

10.1 10.2 10.3 10.4 10.5 10.6 10.7 10.8 10 9 10.10 10.11 10.12 10.13 10.14 10.15 10.16 10.17 10.18 10.19
Lender’s Right to Waive, Consent or Release
No Impairment
Amendments
No Usury
Notices
Successors and Assigns
Severability
Gender and Construction
Joint and Several Liability
Modifications
Governing Law
Captions
Nonrecourse
Sale, Assignment or Conversion of Secured Debt
Acknowledgment of Receipt
Time of the Essence
Non-Agricultural
Integration
Exhibits

EXHIBIT A — Property Description

1. DEFlNlTlON OF TERMS. As used herein, the terms defined on page (ii) hereof shall have the meanings given on such page, and the following terms shall have the following meanings:

1.1	Commitment: a certain mortgage loan commitment issued by Lender and accepted by Borrower for the loan secured by this Deed of Trust.

1.2	Casualty: as defined in Paragraph 5.1.

1.3	Clean-Up: removal and/or remediation of Contamination in accordance with Laws and good commercial practice.

1.4	Contamination: the presence of, use, generation, manufacture, storage, treatment, disposal, discharge or release on, from or to the Property of Hazardous Substances in violation of Laws.

1.5	Contested Sum: as defined in clause (f) of Paragraph 4.1.

1.6	Deed of Trust: this Leasehold Deed of Trust, Security Agreement and Fixture Filing and all modifications or amendments thereto or extensions thereof.

1.7	Environmental Actions or Claims: any claim, action or proceeding brought by a governmental authority in connection with Contamination or any claim or action brought by a third party relating to Contamination.

1.8	Event of Default: as defined in Paragraph 8.1.

1.9	Guaranty: a certain Guaranty of Non-Recourse Carve-Outs of even date herewith, made by the Guarantor named in the Note.

1.10	Hazardous Substances: all substances and compounds prohibited or regulated under any Laws; materials containing asbestos or urea formaldehyde; gasoline and other petroleum products; flammable explosives; radon and other natural gases; radioactive materials; and polychlorinated biphenyls and similar solvents.

1.11	Improvements: all buildings, structures and other improvements now or hereafter existing, erected or placed on or under the Land, or in any way used in connection with the use, enjoyment, occupancy or operation of the Land or any portion thereof; all fixtures of every kind and nature whatsoever now or hereafter owned by Borrower and used or procured for use in connection with the Realty.

1.12	In its sole unfettered discretion: as defined in Paragraph 10.8.
1.13	Insurance Premiums: as defined in Paragraph 4.3.
1.14	Insurance Proceeds: as defined in clause (a) of Paragraph 5.3.

1.15	Land: the land described in Exhibit A attached hereto, which is (i) less than 80 acres and is not used principally for the agricultural production of crops, livestock, dairy or aquatic goods, (ii) less than 40 acres, or (iii) or located in an incorporated city, together with all estate, title, interests, title reversion rights, rents, increases, issues, profits, rights of way or uses, additions, accretions, servitudes, gaps, gores, liberties, privileges, water rights, water courses, alleys, streets, passages, ways, vaults, adjoining strips of ground, licenses, tenements, franchises, hereditaments, rights, appurtenances and easements, now or hereafter owned by Borrower and existing, belonging or appertaining to the Land, all claims or demands whatsoever of Borrower therein or thereto, either at law or in equity, in possession or in expectancy and all estate, right, title and interest of Borrower in and to all streets, roads and public places, opened or proposed, now or hereafter used in connection with, existing, belonging or appertaining to the land described in Exhibit A attached hereto.

1.16	Laws: any and all Federal, regional, state or local laws, ordinances, rules, regulations, statutes, decisions, orders, judgments, directives or decrees of any governmental or regulatory authority, court or arbitrator whether now in force or as amended or enacted in the future, including, without limitation, the Americans with Disabilities Act of 1990, the Water Pollution Control Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 as amended by the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, and all regulations thereunder.

1.17	Leases: all leases, license agreements and other occupancy or use agreements (whether oral or written), now or hereafter existing, which cover or relate to all or any portion of the Property, together with all options therefor, amendments thereto and renewals, modifications and guarantees thereof, and all rents, royalties, issues, profits, revenues, income and other benefits of the Property arising at any time (including, without limitation, after the filing of any petition under any present or future Federal or state bankruptcy or similar law) from the use or enjoyment thereof, including, without limitation, cash or securities deposited thereunder to secure performance by the tenants of their obligations thereunder, whether said cash or securities are to be held until the expiration of the terms of the Leases or applied to one or more of the installments of rent coming due, additional, percentage, participation and other rentals, fees and deposits.

1.18	Lease Assignment: a certain Assignment of Leases and Rents of even date herewith from Borrower to Lender and all replacements, substitutions, modifications or amendments thereto or extensions thereof .

1.19	Loan Documents: this Deed of Trust, the Note, the Lease Assignment, the Guaranty, and any and all other documents or instruments related thereto or to the Secured Debt now or hereafter given by or on behalf of Borrower and the Guarantor(s) to or for the benefit of Lender. Notwithstanding the foregoing, this Deed of Trust shall not secure, nor shall it be deemed to secure, the obligations of Borrower and the Guarantors under the Environmental Indemnity.

1.20	Net Proceeds: as defined in Paragraph 5.3.

1.21	Note: a certain Promissory Note of even date herewith made by Borrower in favor of Lender in the Note Amount and all replacements, substitutions, modifications, renewals and extensions thereof, which Note is payable in Monthly Payments, until the Maturity Date (as each term is defined in the Note).

1.22	Note Amount: as defined on page (i) hereof.

1.23	Parties in Interest: as defined in clause (d) of Paragraph 8.1.

1.24	Permitted Encumbrances: matters set forth or referred to in Schedule B Part 1 of Lender’s title insurance policy issued in connection with the execution and recording of this Deed of Trust.

1.25	Personalty: all of Borrower’s interest in personal property of any kind or nature whatsoever, whether tangible or intangible, which is used or will be used in the construction of, or is or will be placed upon, or is derived from or used in connection with, the maintenance, use, occupancy, or enjoyment of the Realty, including, without limitation, all accounts, documents, instruments, chattel paper, furniture, appliances, equipment, general intangibles and inventory (as those terms are defined in the Uniform Commercial Code of the State), all plans and specifications, contracts and subcontracts for the construction, reconstruction or repair of the Improvements, bonds, permits, licenses, guarantees, warranties, causes of action, judgments, claims, profits, security deposits, utility deposits, refunds of fees, Insurance Premiums, deposits paid to any governmental authority, letters of credit, insurance policies, Insurance Proceeds, Taking Proceeds, and escrowed funds together with all present and future attachments, accretions, accessions, replacements, and additions thereto and products and proceeds thereof.

1.26	Property: the Realty and Personalty or any portion thereof or interest therein, except as the context otherwise requires.

1.27	Property Liabilities: as defined in clause (e) of Paragraph 4.1.

1.28	Property Taxes and Charges: all real estate taxes, personal property taxes, betterments, assessments (general and special), imports, levies, water, utility and sewage charges, any and all income, franchise, withholding, profits and gross receipts taxes, all other taxes and public charges, imposed upon or assessed against Borrower or the Property or upon the revenues, rents, issues, income and profits of use or possession thereof, and any stamp or other taxes which may be required to be paid with respect to any of the Loan Documents, any of which might, if unpaid, result in a lien on the Property, regardless to whom paid or assessed.

The term “real estate taxes” in the foregoing sentence shall include any form of assessment, license fee, license tax, business license fee or tax, commercial rental tax, levy, charge, penalty, tax or similar imposition, imposed by any authority having the direct power to tax, including any city, county, state or Federal government, or any school, architectural, lighting, drainage or other improvement or special assessment district thereof, against any legal or equitable interest in the Property, except general business taxes imposed on Lender other than taxes or other amounts referred to in Paragraph 4.1(d).

1.29	Realty: the Land and Improvements or any portion thereof or interest therein, as the context requires.

1.30	Restoration: as defined in clause (a)(i) of Paragraph 5.4.

1.31	Secured Debt: to the extent not prohibited by Laws, all principal, interest, late charges and other sums, charges, premiums, prepayment and other indemnification amounts or other amounts due or to become due under the Loan Documents, together with any other sums expended or advanced by or on behalf of Lender under the Loan Documents or otherwise with respect to the care, maintenance or preservation of the Property or the enforcement of the Loan Documents.

1.32	State: as defined on page (i) hereof.
1.33	Taking: as defined in Paragraph 5.1.
1.34	Taking Proceeds: as defined in clause (a) of Paragraph 5.3.
1.35	Trustee: as defined on page (i) hereof.

2. GRANTING CLAUSES. For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower has executed and delivered the Loan Documents and Borrower does hereby irrevocably GRANT, BARGAIN, SELL AND CONVEY TO TRUSTEE IN TRUST, WITH POWER OF SALE, for the benefit of Lender, with all POWERS OF SALE AND STATUTORY RIGHTS AND COVENANTS in the State, all of Borrower’s estate, right, title and interest in, to and under the Realty, and grants to Lender a first and prior security interest in the Personalty and any and all of the following, whether now owned or held or hereafter acquired or owned by Borrower:

(a)	all Leases;

(b)	all profits and sales proceeds including, without limitation, earnest money and other deposits, now or hereafter becoming due by virtue of any contract or contracts for the sale of Borrower’s interest in the Property; and

(c)	all proceeds (including claims thereto or demands therefore) of the conversion, voluntary or involuntary, permitted or otherwise, of any of the foregoing into cash or liquidated claims.

FOR THE PURPOSE OF SECURING THE FOLLOWING OBLIGATIONS OF BORROWER TO LENDER, in such order of priority as Lender may elect:

(1)	payment of the Secured Debt;

(2)	payment of such additional sums with interest thereon which may hereafter be loaned to Borrower by Lender, even if the sum of the amounts outstanding at any time exceeds the Note Amount; and

(3)	due, prompt and complete observance, performance, fulfillment and discharge of each and every obligation, covenant, condition, warranty, agreement and representation contained in the Loan Documents.

This Deed of Trust is also intended to be a security agreement under the Uniform Commercial Code as in force from time to time in the State.

3.	REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Lender that the following are true, correct and complete as of the date of this Deed of Trust.

3.1	Due Organization; Authority. Borrower is duly organized and validly existing and in good standing under the laws of the State and has power adequate to carry on its business as presently conducted, to own the Property, to make and enter into the Loan Documents and to carry out the transactions contemplated therein.

3.2	Execution, Delivery and Effect of Loan Documents. The Loan Documents have each been duly authorized, executed and delivered by Borrower, and each is a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to the exercise of judicial discretion in accordance with general principles of equity.

3.3	Other Obligations. Borrower is not in violation of any material term or provision of any document governing its organization or existence or in default under any material instruments or obligations relating to Borrower’s business, Borrower’s assets or the Property. No party has asserted any material claim or default relating to any of Borrower’s assets or the Property. The execution and performance of the Loan Documents and the consummation of the transactions contemplated thereby will not materially violate or contravene or constitute a material default under any charter, certificate, by-laws, partnership agreement, trust declaration, contract, agreement, document or other instrument to which Borrower is a party or by which Borrower may be bound or affected, and do not and will not violate or contravene any Laws to which Borrower is subject; nor do any such instruments impose or contemplate any obligations which are or will be materially inconsistent with the Loan Documents. Borrower has filed all Federal, state, county and municipal income tax returns required to have been filed by Borrower and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments received by Borrower. Borrower does not know of any basis for additional assessment with regard to any such tax. No approval by, authorization of, or filing with any Federal, state or municipal or other governmental authority is necessary in connection with the authorization, execution and delivery of the Loan Documents.

3.4	Construction and Completion of Improvements. To Borrower’s knowledge after due investigation and inquiry, the presently existing Improvements have been completed and installed in a good and workmanlike manner, in material compliance with Laws and any plans and specifications previously delivered to Lender. To Borrower’s knowledge after due investigation and inquiry, the Improvements do not contain any urea formaldehyde or asbestos. The Improvements are served by electric, gas, sewer, water, telephone and other utilities required for the present and contemplated uses and operation thereof. Any and all streets, utility lines and off-site improvements, which provide access to the Property or are necessary for its present and contemplated uses, have been completed, are serviceable and have been accepted or approved by appropriate governmental bodies as required.

3.5	Legal Actions. There are no material actions suits or proceedings including, without limitation, any Environmental Actions or Claims (whether or not material), condemnation, insolvency or bankruptcy proceedings, pending or, to the best of Borrower’s knowledge and belief, threatened against or affecting Borrower, its business or the Property; or investigations, at law or in equity before or by any court or governmental authority pending or, to the best of Borrower’s knowledge and belief, threatened against or affecting Borrower, Borrower’s business or the Property, except actions, suits and proceedings fully covered by insurance and heretofore fully disclosed in writing to Lender or, which if resolved adversely to Borrower, would not have a material, adverse effect on Borrower or the Property. To Borrower’s knowledge after due investigation and inquiry, Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority affecting Borrower or the Property. Furthermore, to the best knowledge and belief of Borrower, there is no basis for any unfavorable decision, ruling or finding by any court or governmental authority which would in any material respect adversely affect the validity or enforceability of the Loan Documents, or the condition of Borrower (financial or otherwise) or the ability of Borrower to meet Borrower’s obligations under the Loan Documents.

3.6	Financial Statements. All statements, financial or otherwise, submitted to Lender in connection with the Commitment are true, correct and complete in all material respects, and such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied (or other basis of accounting practices permitted by Lender) and fairly present the financial condition of the parties or entities covered by such statements as of the date thereof. Since the date thereof, neither Borrower nor any such party or entity has experienced any material adverse change in its finances, business, operations, affairs or prospects.

3.7	Adverse Change to Property. No event or series of events has occurred since the date of the Commitment which would, either individually or collectively, materially and adversely affect the Property.

3.8	Title to Property. Borrower has good and clear record and marketable title to the Realty and good and merchantable title to the Personalty, free of all liens, claims, encumbrances or restrictions other than the Permitted Encumbrances.

3.9	Compliance with Laws and Private Covenants. To Borrower’s knowledge after due investigation and inquiry, the Property complies in all material respects with all Laws. Borrower has examined and is familiar with all private covenants of record affecting the Property, including, without limitation, private covenants contained in the Permitted Encumbrances and, to Borrower’s knowledge after due investigation and inquiry, there now exists no material violation thereof. Borrower has no actual notice that any of the Improvements encroach upon any easement over the Land or encroach upon adjacent property or that buildings or other structures on adjacent property encroach upon the Land, which encroachments have not been waived, consented to or approved.

3.10	Independence of the Property. Parcel 1 described in Exhibit A attached hereto (“Parcel 1”)is a separate and distinct parcel for tax purposes and is not subject to Property Taxes and Charges against any other land. Except as set forth in the Permitted Encumbrances and in the Planned Unit Development approvals for the Portneuf Medical Center, as the same have been ameded and modified, Borrower has not by act or omission permitted any building or other improvements on property not covered by this Deed of Trust to rely on Parcel 1 or any part thereof or any interest therein to fulfill any municipal or governmental requirement for the existence of such property, building or improvement, and no Improvement on Parcel 1 relies on any property not covered by this Deed of Trust or any interest therein to fulfill any governmental or municipal requirement. Borrower has not by act or omission impaired the integrity of Parcel 1 as a single, separate, subdivided zoning lot separate and apart from all other property.

3.11	Contamination. To the best of Borrower’s knowledge and belief, after due investigation and inquiry, except as disclosed in that certain Phase I Environmental Site Assessment Report, prepared by Partner Engineering and Science, Inc., dated May 24, 2010, no Contamination has occurred.

3.12	Anti-Terrorism Laws. To Borrower’s knowledge after due investigation and inquiry, Borrower (in section 3.12, “Borrower” includes Borrower’s officers, directors, shareholders, partners, indirect equity interest holders, members, and affiliates, but not shareholders of Grubb & Ellis Healthcare REIT II, Inc. (“Guarantor”) to the extent that shares of Guarantor are sold to the public) has complied and will comply with Anti-Terrorism Laws.

To Borrower’s knowledge after due investigation and inquiry, Borrower is not and shall not be a Prohibited Person.

Borrower: (a) shall not knowingly conduct business, transactions, or dealings with a Prohibited Person; and (b) shall not engage in or conspire to engage in transactions violative of prohibitions of Executive Order 13224.

Upon Lender’s request, Borrower shall promptly deliver to Lender certification or evidence confirming that Borrower, to Borrower’s knowledge after due investigation and inquiry: (a) is not a Prohibited Person; and (b) has not engaged in business, transactions, or dealings with a Prohibited Person, including contributing or receiving funds, goods, or services, to or for the benefit of a Prohibited Person.

Borrower has established policies and procedures to prevent and detect money laundering, including processes to meet all applicable anti-money laundering requirements of the USA Patriot Act.

“Anti-Terrorism Laws” are laws and regulations related to terrorism or money laundering, including Executive Order 13224 and the USA Patriot Act.

“Executive Order 13224” is Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001.

“Prohibited Person” is any person (a) listed in the Annex to or subject to the provisions of Executive Order 13224; (b) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control’s (“OFAC”) current list of “Specifically Designated National and Blocked Persons” (published in various media, including on the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (c) who commits, threatens, or supports “terrorism,” as defined in EO 13224; (iv) who violates laws and regulations related to terrorism or money laundering, including EO 13224 and the USA Patriot Act; or (d) who affiliates with any entity or person described above.

“USA Patriot Act” is the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56.

3.13	Related Parties. Neither Borrower nor any beneficial owner of the Property securing the Loan is a Related Party of Lender. “Related Party” means an officer, director, employee, significant shareholder, or such person’s spouse or minor child.

4.	COVENANTS.
	4.1	Payments.

(a)	Secured Debt. Borrower shall pay to Lender the Secured Debt at the times and in the manner provided in the Note and the other Loan Documents.

(b)	Property Taxes and Charges. Except as provided in Paragraph 4.1(f) and subject to Lender’s obligation to make such payments from escrow pursuant to Paragraph 4.1(c) below, Borrower shall pay, prior to delinquency, all Property Taxes and Charges. Upon Lender’s written request, Borrower shall furnish to Lender, within 30 days after the date on which any such Property Taxes and Charges are due and payable, official receipts from the appropriate taxing authority, or other proof satisfactory to Lender, evidencing the payment thereof, unless such sums are paid by Lender pursuant to Paragraph 4.1(c) below.

(c)	Escrow. Borrower shall pay to Lender monthly, on each date on which a Monthly Payment (as defined in the Note) is due, 1/12 of such amount as Lender from time to time estimates will be required to pay all Property Taxes and Charges when due. If the Property Taxes and Charges are due in less than twelve months from the First Payment Date (as defined in the Note), Borrower shall make equal monthly payments in amounts sufficient to pay the Property Taxes and Charges when due. Borrower shall also pay to Lender monthly, on each date on which a Monthly Payment is due under the Note, 1/12 of such amount as Lender from time to time estimates will be required to pay Insurance Premiums. If the Insurance Premiums are due in less than twelve months from the date of the first Monthly Payment, Borrower shall make equal monthly payments in amounts sufficient to pay the Insurance Premiums when due. Lender’s estimates shall be based on the amounts actually payable or, if unknown, on the amounts actually paid for the year preceding that for which such payments are being made. Borrower shall transmit to Lender bills for the Property Taxes and Charges and Insurance Premiums as soon as received. When Lender has received funds sufficient to pay the same, Lender shall, except as provided in Paragraph 8.2, pay such bills. If the amount paid by Borrower in any year exceeds the aggregate required, such excess shall be applied to escrow payments for the succeeding year. Any deficiencies shall be paid by Borrower to Lender on demand. Payments for such purposes may be made by Lender at its discretion even though subsequent owners of the Property may benefit thereby. Lender shall not be a trustee of such funds and may commingle them with its general assets without any obligation to pay interest thereon or account for any earnings, income or interest on such funds. If requested by Lender, Borrower shall cause to be furnished to Lender a tax reporting service covering the Property of the type, duration and with a company reasonably satisfactory to Lender.

(d)	Taxes on Trustee or Lender. If any Law imposes upon Trustee or Lender the obligation to pay the whole or any part of the Property Taxes and Charges or changes in any way Laws for the taxation of deeds of trust or debts secured by mortgages or the manner of collection of any such taxes, so as to affect adversely this Deed of Trust or the Secured Debt, then Borrower shall pay such Property Taxes and Charges or reimburse Trustee and Lender immediately therefor, unless in the opinion of counsel to either Trustee or Lender, it might be unlawful to require Borrower to pay the same or such payment might result in the imposition of interest prohibited by Laws. In such case, an Event of Default shall exist, but if Lender accelerates the Secured Debt solely because of such Event of Default, the Secured Debt shall not include the prepayment indemnification provided for in paragraph 10 of the Note.

(e)	Liabilities. Except as provided in Paragraph 4.1(f), Borrower shall pay, prior to delinquency, all debts and liabilities incurred in the construction, operation, development, use, enjoyment, repair, maintenance, replacement, restoration, management and Clean-Up of the Property (“Property Liabilities”) including without limitation, utility charges, sums due to mechanics and materialmen and other sums secured or which might be secured by liens on the Property.

(f)	Right to Contest. Borrower may, in good faith and by appropriate proceedings, contest the validity, applicability or amount of any asserted Property Taxes and Charges, Property Liabilities or liens, charges, attachments or lis pendens under Paragraph 4.2(b) (“Contested Sum”) after written notice of the same to Lender. During such contest, Borrower shall not be deemed in default hereunder if: (i) prior to delinquency of the Contested Sum, Borrower deposits with Lender or Lender’s nominee cash or other security, in form reasonably satisfactory to Lender, adequate to cover the payment of such Contested Sum and any obligation, whether matured or contingent, of Borrower, Trustee or Lender therefor, together with interest, costs and penalties thereon, or escrows such sum with the title company in order for the title company to provide affirmative coverage to Lender in connection with any Contested Sum; and (ii) Borrower promptly pays any amounts adjudged to be due, together with all costs, penalties and interest thereon, on or before such judgment becomes final. Each such contest shall be concluded and the Contested Sum, interest, costs and penalties thereon shall be paid prior to the date such judgment becomes final and before any writ or order is issued under which the Property could be sold pursuant to such judgment.

(g)	Expenses. To the extent allowed by Laws, Borrower shall pay, on demand, but without counterclaim, setoff, deduction, defense, abatement, suspension, deferment, discrimination or reduction, all fees (including, without limitation, reasonable attorneys’ fees and disbursements), taxes, recording fees, commissions and other liabilities, costs and expenses incurred in connection with: (i) the making or enforcement of the Loan Documents; (ii) Trustee’s or Lender’s exercise and enforcement of its rights and remedies under Paragraphs 7 and 8; (iii) Trustee’s or Lender’s protection of the Property and its interest therein; and (iv) any amendments, consents, releases, or waivers if granted by Lender under the Loan Documents.

Borrower shall not be entitled to any credit on the Secured Debt by reason of its payment of any sums required to be paid under Paragraph 4.1(b) through (f) unless such sums are paid to reimburse Lender for amounts paid by Lender and added by Lender to the Secured Debt.

4.2	Operation of the Property.

(a)	Maintenance; Alterations. Borrower shall, and shall use best efforts to cause tenants to, maintain and preserve the Property in good repair and condition and shall correct any defects or faults in the Property. Borrower shall not commit, permit or suffer any demolition or waste of the Property or any use or occupancy which constitutes a public or private nuisance. Borrower shall not do, permit or suffer to be done any act whereby the value of the Property may be materially decreased. Except for tenant improvements contemplated by the Leases and approved by Lender, Borrower shall not make any material alterations, improvements, additions, utility installments or the like to the Property without the prior written consent of Lender in each instance; provided, however, Borrower may make replacements or substitutions of any item of the Personalty if the replacement or substitution is of a quality, utility, value, condition and character similar to or better than the replaced or substituted item and is free and clear of any lien, charge, security interest or encumbrance, except as created or permitted by this Deed of Trust.

(b)	Liens. Except as provided in Paragraph 4.1(f) Borrower shall promptly discharge any mechanics, laborers’, materialmens’ or similar lien or any other lien, charge, attachment, or lis pendens filed or recorded against the Property which relates to Borrower, the Property or any Contamination.

(c)	Compliance with Laws and Private Covenants. Borrower shall, and shall use best efforts to cause tenants to, keep, observe, and satisfy and not suffer violations of Laws and private covenants (whether or not listed as Permitted Encumbrances) materially affecting the Property.

(d)	Use. Borrower shall not permit the use or occupancy of the Property other than pursuant to Leases which shall have been approved in advance and in writing by Lender pursuant to the Lease Assignment or which require no approval thereunder. Borrower shall not use or permit the use or occupancy of the Property in a manner which will result in Contamination and Borrower shall take all steps reasonably necessary under the circumstances including, without limitation, periodic inspections and assessments of the Property, to determine whether Contamination has occurred. Notwithstanding the foregoing, Borrower may use and permit the use of substances customarily used in and about medical office buildings (including common cleaning supplies and other substances and materials used in connection with medical practices); provided, however, that (i) all such substances are used in full compliance with all Laws and high standards in medical practices, (ii) no such substances are released or disposed of on the Property in violation of any Laws, and (iii) all indemnities of Borrower contained herein extend to such substances and the use thereof, notwithstanding that the use of such substances may be permitted hereby.

(e)	Inspection. Whether or not an Event of Default (as defined in Paragraph 8.1) has occurred and exists, Lender and its agents and contractors, shall have the right, but not the duty or obligation, to enter upon the Property at reasonable times upon reasonable prior notice to Borrower except in the event of an emergency, without delay, hindrance or restriction, in order to conduct appraisals and inspections of the Property, including, but not limited to environmental inspections; provided that such inspections are conducted in compliance with the Leases except in the event of an emergency. If, in the reasonable, good faith belief of Lender, Contamination has occurred or is reasonably likely to occur Lender shall have the right, but not the duty or obligation to conduct, or cause to be conducted, testing, including, but not limited to, soil, air and groundwater sampling, regarding such Contamination. Any environmental inspections or testing shall be paid for by Borrower. Lender shall have the right, but not the duty or obligation, to disclose the results of such inspections and testing as required by Laws or as deemed appropriate by Lender.

(f)	Notification of Contamination; Clean-Up. Borrower shall notify Lender promptly upon discovery of any Contamination. Borrower shall not, without Lender’s prior consent, which consent shall not be unreasonably withheld or delayed, initiate Clean-Up of any Contamination, or enter into any settlement agreement, consent decree or other compromise with respect to any violation or alleged violation of any Laws concerning Hazardous Substances, if such Clean-up, settlement agreement, consent decree or other compromise might, in Lender’s judgment, impair the value of Lender’s security hereunder; provided, however, that Lender’s prior consent shall not be required in the event the Contamination either poses an immediate threat to the health, safety or welfare of any individual or is of such a nature that an immediate remedial response is necessary, such that it is impossible to obtain Lender’s consent before taking such remedial action; provided further, however, that in such event, Borrower shall notify Lender as soon as practicable of any remedial action so taken.

4.3	Insurance. Borrower shall obtain and keep in force, with one or more insurers with a Best’s Rating of A-/VII or higher, such insurance as Lender may from time to time specify by notice to Borrower, including, as a minimum insurance providing: (i) commercial general liability and property damage coverage with a broad form coverage endorsement, with limits of liability determined to be acceptable by Lender from time to time; (ii) protection against fire, “extended coverage” and other “All Risk” perils, including, if specifically required by Lender, earthquake, to the full replacement cost of the Improvements and Personalty; (iii) rent loss insurance in an amount of not less than a sum equal to 12 months of rental income from all Leases; and (iv) flood insurance if the Property is located in an area identified by FEMA or any successor as an area having special flood hazards or in which flood insurance has been made available under applicable Laws. All property insurance policies shall include the standard mortgagee clause in the State naming Lender as the first mortgagee with all losses payable to Lender, and shall also include an agreed-amount endorsement sufficient to prevent Borrower from becoming a co-insurer. All liability policies shall name Lender as an additional insured. All insurance policies shall provide that the policy may not be cancelled without 30 days prior written notice to Lender or otherwise modified without 10 days prior written notice to Lender, and that no act or thing done by Borrower shall invalidate the policy as against Lender, and that the deductible for any single Casualty shall not be more than $25,000, except that the deductible for any Casualty due to an earthquake shall not be more than $50,000 and the deductible for any Casualty due to flooding shall not be more than $100,000. Lender may require smaller deductibles at any time if such smaller deductibles are customarily then being required by Lender for other secured loans of Lender. At least 10 days prior to the expiration date of any policy required hereunder, Borrower shall provide to Lender or Lender’s designee with either (i) evidence of compliance with this Paragraph 4.3, in such form as required from time to time by Lender, or (ii) a letter from Borrower’s insurer confirming that while evidence of compliance is not presently available, the insurance coverage has been renewed.. Such evidence or letter shall bear notations evidencing the prior payment of premiums (“Insurance Premiums”) or shall be accompanied by other evidence satisfactory to Lender that such payment has been made.

All property insurers shall agree not to acquire any rights of recovery against Lender by subrogation. Borrower, to the full extent permitted by Laws and to the full extent permitted without invalidating the insurance policies required above, shall obtain endorsements by all insurers waiving any right of subrogation against tenants under any Leases and shall require the same of such tenants. Lender shall not because of accepting, rejecting, approving or obtaining insurance, incur any liability for the existence, nonexistence, continuation, form or legal sufficiency of any insurance, the solvency of any insurer, or the payment of losses.

Borrower shall furnish to Lender or Lender’s designee with certificates of insurance for all policies of insurance required under this Deed of Trust, provided, however, that if Lender consents to Borrower providing any of the insurance required under this Deed of Trust through blanket policies carried by Borrower and covering more than one location, Borrower shall furnish Lender or Lender’s designee with a certificate of insurance for each such policy, setting forth the coverage, the limits of liability as to the Property, the name of the insurer, the policy number and the expiration date.

Borrower shall keep, observe and satisfy, and not suffer violations of the requirements, including those requirements pertaining to acts committed or conditions existing on the Property, of insurance companies and any bureau or agency which establishes standards of insurability affecting the Property. Borrower shall not carry separate or additional insurance concurrent in form or contributing in the event of loss with that required by this Deed of Trust.

Upon foreclosure of this Deed of Trust or other transfer of title or assignment of the Property in discharge, in whole or part, of the Secured Debt, all right, title and interest of Borrower in and to all policies of insurance required by this Paragraph 4.3 shall inure to the benefit of and pass to Lender.

4.4	Sales and Encumbrances. Except as expressly provided in the Loan Documents, Borrower shall not, without the prior written consent of Lender, which consent, if given in Lender’s sole unfettered discretion, may be conditioned upon a change in the interest rate under the Note, payment of a fee or change in the term of the Note, adjustment of the Maturity Date (as defined in the Note) or amortization period or one or more of the foregoing or other requirements of Lender:

(a)	convey, assign, sell, mortgage, encumber, pledge, dispose of, hypothecate, grant a security interest in, grant options with respect to, or otherwise dispose of (directly or indirectly or by operation of law or otherwise, of record or not) all or any part of any legal or beneficial interest in any part or all of the Property or the Leases, or any interest therein; or

(b)	directly or indirectly sell, assign or otherwise dispose of (whether or not of record or for consideration), or permit the sale, assignment or other disposition of: (i) any legal or beneficial interest in the stock of any corporation which is either Borrower or is a beneficial owner of all or part of Borrower or the Property; or (ii) any legal or beneficial interest in Borrower (or any trust of which Borrower is a trustee) if Borrower is a limited or general partnership, limited liability company, joint venture, trust, nominee trust, tenancy in common or other unincorporated form of business association or form of ownership, except limited partnership interests if Borrower is a limited partnership.

4.5	Financial Records and Statements. Borrower shall keep accurate books and records in accordance with generally accepted accounting principles consistently applied (or other basis of accounting practices prescribed or permitted by Lender) in which full, true and correct entries shall be promptly made as to all operations of the Property and shall permit all such books and records to be inspected and copied by Lender, its designees or its representatives during customary business hours. Borrower shall deliver to Lender within 90 days after the close of its financial year, and upon request by Lender at any time during the term of the loan secured by the Loan Documents (provided that Borrower shall have 25 days after month-end to provide financial statements for the previous month), a statement of condition or balance sheet of Borrower relating solely to the Property as of the end of such year and an annual operating statement showing in reasonable detail all income and expenses of Borrower with respect to the Property, both certified as to accuracy by either an independent certified public accountant acceptable to Lender (if required by Lender; provided, in the case of non-year end financial statements Lender may only require a financial statement be certified as to accuracy by an independent certified public accountant after an Event of Default and while said Event of Default is continuing) or the senior financial officer or partner of Borrower. Borrower shall also deliver to Lender within 90 days after the close of its financial year and upon request by Lender at any time during the year a current list of all persons then occupying portions of the Property under Leases, the rentals payable by such tenants and the unexpired terms of their Leases, certified as to their accuracy by a representative of Borrower acceptable to Lender, and in form and substance satisfactory to Lender.

4.6	Indemnity. Borrower shall indemnify, defend and hold harmless Trustee and Lender, its agents, employees and contractors from and against, and upon demand, reimburse Trustee and Lender for all claims, demands, liabilities, losses, damages, judgments, penalties, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, which may be imposed upon, asserted against or incurred or paid by either Trustee or Lender by reason of, on account of or in connection with:

(a)	any violation of Laws;

(b)	any bodily injury or death or property damage occurring in, upon or in the vicinity of the Property through any cause whatsoever;

(c)	any Contamination, any Clean-Up, and Environmental Actions or Claims, or the imposition or recording of a lien against the Property due to any Contamination; provided that Borrower’s obligations under this Paragraph 4.6(c) shall be limited to such obligations directly or indirectly arising out of or resulting from any Hazardous Substances that were present or released in, on or around any part of the Property at any time before or while the Borrower held title to or was in possession or control of the Property regardless of when discovered;

(d)	any act performed or omitted to be performed under the Loan Documents or on account of any transaction arising out of or in any way connected with the Property or the Loan Documents;

(e)	any expenditures or amounts advanced (other than advances of principal under the Note) by Lender at any time under the Loan Documents; and

(f)	any act or omission of Lender under any Lease or under the Loan Documents as a result of Lender’s exercise of rights or remedies under Paragraph 8.2 or under any of the other Loan Documents.

The foregoing indemnification shall apply in all instances, unless the claim was directly caused by the gross negligence or intentional misconduct of Lender.

Borrower shall have the right to control any action for which an indemnity is required pursuant to this Paragraph 4.6 through counsel of its choice, subject to Lender’s consent, which consent shall not be unreasonably withheld or delayed; however, at Lender’s option, Lender may participate in such action through its own counsel at Borrower’s expense. If Borrower does not notify Lender of its intent to control such action within the earlier of 30 days of notice of such claim or 5 days prior to the time required by Law to respond to such claims, Lender may control and settle such action, including a settlement for non-monetary relief such as Clean-Up, without Borrower’s consent and at Borrower’s expense.

If Borrower is a general or limited partnership, Borrower waives any rights it may have to require Lender to proceed against the assets of the partnership before proceeding against the assets of individual general partners in the exercise of its rights under this Paragraph 4.6.

4.7	Notices. Borrower shall deliver to Lender at Lender’s Notice Address promptly upon receipt of the same, copies of all notices, certificates, documents and instruments received by Borrower which materially and adversely affect Borrower, the Property or the Leases, including, without limitation, those given in connection with Contamination or Environmental Actions or Claims.

4.8	Estoppel Certificates. Borrower shall promptly furnish to Lender from time to time, on the request of Lender, written certifications signed and, if so requested, acknowledged setting forth the then unpaid principal and interest under the Note and specifying any claims, offsets or defenses which Borrower asserts against the Secured Debt or any obligations to be paid or performed by Borrower under the Loan Documents, together with any other information reasonably requested by Lender.

4.9	Subordination, Non-Disturbance and Attornment Agreements. Should a Tenant, under any present or future Lease at the Property, require Borrower to secure a Subordination, Non-Disturbance and Attornment Agreement from Lender, the document shall be satisfactory to Lender in its sole discretion.

4.10	Legal Existence. Borrower shall continuously maintain its existence as a legal entity and its right to own the Property and to do business in the State.

4.11	Defense and Notice of Actions. Borrower shall, without liability, cost or expense to Trustee or Lender protect, preserve and defend title to the Property, the security hereof and the rights or powers of Trustee or Lender, against all adverse claimants to title or any possessory or non-possessory interests therein, whether or not such claimants or encumbrancers assert title paramount to that of Borrower, Trustee or Lender or claim their interest on the basis of events or conditions arising subsequent to the date hereof.

4.12	Lost Note. Borrower shall, if the Note is mutilated, destroyed, lost, or stolen, deliver to Lender a new promissory note containing the same terms and conditions as the Note with a notation thereon of the unpaid principal and accrued and unpaid interest, whereupon the prior note shall be void and of no further force and effect. Any such new note shall be secured hereby and shall be deemed to be the “Note” referred to herein.

4.13	Personalty. Borrower shall use the Personalty primarily for business purposes and keep it at the Land. Borrower shall immediately notify Lender in writing of any change in its place of business and, as of the execution hereof and hereafter from time to time when requested by Lender, upon any acquisition of items of property constituting Personalty, Borrower shall provide Lender with a current, accurate inventory of the Personalty.

4.14	Further Assurances. Borrower shall promptly upon request of Lender or Trustee: (a) correct any defect, error or omission which may be discovered in the contents of any Loan Document or in the execution or acknowledgement thereof; (b) execute, acknowledge, deliver and record or file such further instruments (including, without limitation, mortgages, deeds of trust, security agreements, financing statements and specific assignments of rents or leases); and (c) do such further acts as may be necessary, desirable or proper in Trustee’s or Lender’s reasonable opinion to: (i) protect and preserve the first and valid lien, title and security interest of this Deed of Trust on the Property or subject thereto any property intended by the terms thereof to be covered thereby, including, without limitation, any renewals, additions, substitutions or replacements thereto; or (ii) protect the interest and security interest of Trustee or Lender in the Property against the rights or interests of third parties.

Borrower hereby appoints each of Trustee and Lender as its attorney-in-fact, coupled with an interest, to take the above actions and to perform such obligations on behalf of Borrower, at Borrower’s sole expense, if Borrower fails to comply with this Paragraph 4.14.

5.	CASUALTIES AND TAKINGS.

5.1	Notice to Lender. In the case of any act or occurrence of any kind or nature which results in damage, loss or destruction to the Property (“Casualty”), or commencement of any proceedings or actions which might result in a condemnation or other taking for public or private use of the Property or which relates to injury, damage, benefit or betterment thereto (“Taking”), Borrower shall immediately notify Lender describing the nature and the extent of the Taking or the Casualty, as the case may be. Borrower shall promptly furnish to Lender copies of all notices, pleadings, determinations and other papers in any such proceedings or negotiations.

5.2	Repair and Replacement. In case of a Casualty or Taking, Borrower shall promptly (at Borrower’s sole cost and expense and regardless of whether the Insurance Proceeds or the Taking Proceeds, if any, shall be sufficient or made available by Lender for the purpose) restore, repair, replace and rebuild the Property as nearly as possible to its quality, utility, value, condition, and character immediately prior to the Casualty or the Taking, as the case may be. However, upon a Casualty or Taking resulting in a restoration cost that exceeds 25% of the then replacement value of the Improvements or a Taking of more than 25% of the area of the Land, and application by Lender of the Insurance Proceeds or the Taking Proceeds to reduction of the Secured Debt in accordance with this Deed of Trust, Borrower shall be obligated only to remove any debris from the Property and take such actions as are necessary to make the undamaged or non-taken portion of the Property into a functional economic unit insofar as it is possible under the circumstances.

5.3	Insurance Proceeds and Taking Proceeds.

(a)	Collection. Borrower shall use its best efforts to collect the maximum amount of insurance proceeds payable on account of any Casualty (“Insurance Proceeds”), and the maximum award, payment or compensation payable on account of any Taking (“Taking Proceeds”). In the case of a Casualty, Lender may, in its sole unfettered discretion, make proof of loss to the insurer, if not made promptly by Borrower. Borrower shall not settle or otherwise compromise any claim for Insurance Proceeds or Taking Proceeds without Lender’s prior written consent.

(b)	Assignment to Lender. Borrower hereby assigns, sets over and transfers to Lender all Insurance Proceeds and Taking Proceeds and authorizes payment of such Insurance Proceeds and Taking Proceeds to be made directly to Lender. Lender shall apply the Insurance Proceeds and Taking Proceeds first to pay all expenses incurred by Lender in connection with the Casualty or Taking, including, without limitation, attorney’s fees and title fees.

(c)	Application of Proceeds. Unless the conditions set forth in Paragraph 5.4 for the application of Insurance Proceeds to Restoration are satisfied, Lender may, in its sole unfettered discretion, apply the balance of the Insurance Proceeds or Taking Proceeds (“Net Proceeds”) to either of the following, or any combination thereof:

(i)	to the payment of the Secured Debt, either in whole or in part, in any order determined by Lender in its sole unfettered discretion; or

(ii)	to repair or replacement, either partly or entirely, of any part of the Property so destroyed, damaged or taken, in which case Lender may impose such terms, conditions and requirements for the disbursement of the Insurance Proceeds or Taking Proceeds as it, in its sole unfettered discretion, deems advisable. Lender shall not be a trustee with respect to any Insurance Proceeds or Taking Proceeds, and may commingle Insurance Proceeds or Taking Proceeds with its funds without obligation to pay interest thereon.

If any portion of the Secured Debt shall thereafter be unpaid, Borrower shall not be excused from the payment thereof in accordance with the terms of the Loan Documents. Lender shall not, in any event or circumstance, be liable or responsible for failure to collect or exercise diligence in the collection of any Insurance Proceeds or Taking Proceeds.

5.4	Disbursement of Insurance Proceeds to Borrower. Lender will disburse the Insurance Proceeds to Borrower, subject to and in accordance with the terms and conditions of this Paragraph 5.4, provided that: (1) there exists no Event of Default or occurrence or facts which with the passage of time, the giving of notice, or both, will be an Event of Default which remains uncured at any time before or during the Restoration; (2) the Casualty does not occur within nine months of the Maturity Date (as defined in the Note); (3) Lender estimates that the loss or damage can be repaired for less than 75% of the then-existing Secured Debt; and (4) Borrower has submitted evidence satisfactory to Lender that Restoration can be completed within 270 days after the Casualty, subject to delay beyond Borrower’s control, other than lack of funds.

(a)	As to any loss or damage which Lender estimates can be repaired for less than One Hundred Thousand and 00/100 Dollars ($100,000.00), Lender shall disburse to Borrower from the Net Proceeds the amount which it determines is necessary to repair the damage, which amounts shall be used by Borrower to restore the damage to the Property caused by the Casualty.

(b)	As to all other Casualties, Lender shall disburse the Net Proceeds related thereto to Borrower on the following terms and conditions:

(i)	Prior to the first and each subsequent disbursement, Borrower shall give proof satisfactory to Lender that:

(1)	Lender is holding a fund comprised of the Net Proceeds and, if necessary, additional deposits made by Borrower or tenants of the Property, sufficient to restore the Property to its condition and use immediately prior to such loss or damage (“Restoration”), together with a fund comprised of Net Proceeds or funds deposited by Borrower, sufficient to pay operating expenses, Property Taxes and Charges, the Monthly Payments (as defined in the Note) and other so-called “carrying costs” of the Property during the period of Restoration;

(2)	there are no Laws preventing Restoration of the Property;

(3)	immediately after Restoration, the Leases on the Property will produce sufficient income to provide a debt coverage ratio of at least 1.1: 1. The debt coverage ratio shall be calculated by dividing the operating income (less operating expenses and Property Taxes and Charges) obtained from the Leases during the twelve month period immediately after the Restoration by the total principal and interest payments due on all indebtedness secured by the Property during the same period;

(4)	the Restoration will be conducted under the supervision of an architect, engineer and/or a general contractor selected by and paid by Borrower and approved by Lender, which approval will not be unreasonably withheld or delayed;

(5)	the Restoration will be performed pursuant to plans and specifications approved by Lender and by a contractor or contractors approved by Lender, such approvals not to be unreasonably withheld or delayed; and

(6)	the Property, after such Restoration, shall be in compliance with Laws.

(ii)	With respect to each disbursement and accompanying each request therefor, there shall be delivered to Lender:

(1)	a certificate addressed to Lender and executed by Borrower and by the architect, engineer or general contractor supervising the Restoration that such disbursement is to pay for costs of the Restoration not paid previously by any other prior disbursement, that the amount of such disbursement does not exceed the aggregate of such costs incurred or paid on account of work, labor or services performed and materials installed in or stored upon the Property at the date of such certificate and that the disbursement requested, together with the disbursements made prior thereto, collectively, as a percentage of the total Net Proceeds, do not exceed the percentage of completion of the Restoration; and

(2)	an endorsement to Lender’s title insurance policy, in which the making of the disbursement is recognized and the effective date of coverage is changed to the date of disbursement.

(iii)	Each disbursement shall be in the amount not greater than ninety percent (90%) of the costs described in the certificate referred to in Paragraph 5.4(b)(ii) hereof. Disbursement of the final balance of the Net Proceeds, constituting not less than ten percent (10%) thereof, shall be disbursed only upon delivery to Lender of the following, in addition to the foregoing:

(1)	evidence satisfactory to Lender that all claims then existing for labor, services and materials enforceable by lien upon the Property have been paid in full or provision acceptable to Lender has been made therefor;

(2)	a certificate of such architect, engineer or general contractor that the Restoration of the Property has been completed in a good workmanlike manner and in accordance with all Laws;

(3)	an estoppel affidavit in form satisfactory to Lender from each tenant occupying or leasing space in the Property affected by the Casualty; and

(4)	an as-built survey of the Improvements certified to Lender and in form satisfactory to Lender.

(iv)	If the quality of the Restoration is at least equal to the quality of the Improvements before the Casualty, any Net Proceeds in excess of the amount used in payment of the Restoration shall be distributed to Borrower.

Lender shall not be a trustee with respect to any Insurance Proceeds, and may mingle Insurance Proceeds with its funds without obligation to pay interest thereon. Lender shall in no event be liable for the performance or observance of any covenant or condition arising under any Lease in connection with the Property nor obligated to take any action to restore the Property.

Notwithstanding anything set forth herein to the contrary, except during the last twelve (12) months prior to the Maturity Date, in the event that Borrower is obligated under the terms of the Ground Lease described in Exhibit A, to repair and restore the Property, Lender agrees to permit the proceeds to be used for the repair and restoration of the Property in accordance with the disbursement procedures set forth in subsection (b) above.

6.	CONCERNING TRUSTEE.

6.1	Trustee’s Covenants. Trustee, by its acceptance hereof, covenants faithfully to perform and fulfill the trusts herein created, being liable, however, only for gross negligence or willful misconduct, and hereby waives any statutory fee and agrees to accept reasonable compensation, in lieu thereof, for any services rendered by it in accordance with the terms hereof.

6.2	Resignation of Trustee. Trustee may resign at any time upon giving 30 days notice in writing to Borrower and to Lender.

6.3	Substitution of Trustee. In the event of the death, removal, resignation, refusal to act, or the inability to act of Trustee, or in Lender’s sole unfettered discretion for any reason whatsoever, Lender may, at any time or from time to time, after providing 20 days notice to Trustee and Borrower, and without specifying any reason therefor and without applying to any court, select and appoint a successor trustee, and the substitute trustee shall be vested with all powers, rights, duties and authority of Trustee, as aforesaid, upon recordation of notice of the substitute trustee in the real property records pursuant to I.C. 45-1504(2). Such substitute trustee shall not be required to give bond for the faithful performance of its duties unless required by Lender. Such substitute trustee shall be appointed and vested with all powers by written instrument duly recorded in the county where the Realty is located, which appointment may be executed by an authorized agent of Lender, and such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the Board of Directors and any superior officer of Lender. Borrower hereby ratifies and confirms any and all acts which the herein-named Trustee or its successors or assigns in this trust shall do lawfully by virtue hereof. Borrower hereby agrees, on behalf of itself and its heirs, executors, administrators, legal representatives and assigns, that the recitals contained in any deed or deeds executed in due form by Trustee or any substitute trustee, acting under the provisions of this Deed of Trust, shall be prima facie evidence of the facts recited therein, and that it should not be necessary to prove in any court, otherwise than by such recitals, the existence of the facts essential to authorize the execution and delivery of such deed or deeds and the passing of title thereby.

6.4	Reconveyance and Agreements. At any time, or from time to time, without liability therefor and without notice, upon written request of Lender and presentation of this Deed of Trust and the Note or notes secured hereby for endorsement, and without affecting the personal liability of any person for the payment of the Secured Debt or the effect of this Deed of Trust upon the remainder of the Property, Trustee may reconvey any part of the Property, consent in writing to the making of any map or plat thereof, join in granting any easement thereon, or join in any extension agreement or any agreement subordinating the lien or charge hereof.

6.5	Release of Lien. Upon written request of Lender stating that the Secured Debt has been paid and upon surrender to Trustee of this Deed of Trust and the Note or notes secured hereby for cancellation and retention and payment of its fees, Trustee shall reconvey, without warranty, the Property then held hereunder. The recitals in such reconveyance of any matters or facts shall be conclusive proof of the truthfulness thereof. The grantee in such reconveyance may be described as “the person or persons legally entitled thereto.”

6.6	Exculpation and Indemnification of Trustee. Trustee shall not be liable for any error of judgment or act done by Trustee in good faith, or be otherwise responsible or accountable under any circumstances whatsoever, except for Trustee’s gross negligence or willful misconduct. Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by it hereunder, believed by Trustee in good faith to be genuine. All monies received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law), and Trustee shall be under no liability for interest on any moneys received by it hereunder (except to the extent required by Law). Borrower will reimburse Trustee for, and indemnify, hold harmless and defend Trustee against, any and all liability and expenses (including, without limitation, reasonable attorneys’ fees and expenses) which Trustee may incur in the performance of its duties under the Loan Documents.

7.	LEGAL PROCEEDINGS. Whether or not an Event of Default (as defined in Paragraph 8.1) has occurred and exists, Lender shall have the right, but not the duty or obligation, to intervene or otherwise participate in, prosecute or defend at any time any legal or equitable proceedings including, without limitation, any eminent domain proceedings which affect the Property, the Leases or any of the rights created by the Loan Documents, but only after notice to Borrower and if permitted by Laws.

8.	DEFAULTS; REMEDIES OF LENDER.

8.1	Events of Default. Any of the following shall constitute an “Event of Default” hereunder:

(a)	Breach of Named Covenants. Any breach by Borrower of the covenants in Paragraph 4.1(a) (Secured Debt), Paragraph 4.1(b) (Property Taxes and Charges), Paragraph 4.2(f) (Clean-Up) or Paragraph 4.3 (Insurance); provided, however, that a breach of the covenant in Paragraph 4.1(a) to pay the Secured Debt as and when due under the Note and the other Loan Documents shall not constitute an Event of Default unless it shall continue for 5 days after the date such payment is due; provided further, however, that such 5-day grace period shall not apply more than twice in any one period of 12 consecutive months, the third such breach in such 12-month period constituting an Event of Default without expiration of any grace period; provided, further, that a breach of the covenants contained in Paragraph 4.1(b) shall not constitute an Event of Default to the extent that sums sufficient to pay such amounts have been escrowed with Lender and Borrower has given notice of such amounts that are due to Lender.

(b)	Breach of Other Covenants. Any breach by Borrower of any other covenant, agreement, condition, term or provision of any of the Loan Documents or any certificate or side letter delivered in connection with the Loan Documents, which continues for 30 days after written notice thereof by Lender to Borrower; provided, however, that if the nature of Borrower’s breach is such that more than 30 days is reasonably required to cure the same, then Borrower shall not be deemed to be in default if Borrower commences such cure as promptly as reasonably possible within such 30-day period, diligently prosecutes such cure to completion, and completes such cure within 90 days from the date of Lender’s aforesaid notice to Borrower.

(c)	Misrepresentations. Any representation or warranty made by Borrower in the Loan Documents or any certificate or side letter delivered in connection with the Loan Documents proves to be untrue, misleading or is not fulfilled, in any material way.

(d)	Bankruptcy. Immediately upon the occurrence of any of the following: (i) any one or more of the then legal or beneficial owners of the Property, or any individual or entity then personally liable on the Secured Debt (including, without limitation, any guarantor or indemnitor pursuant to any guaranty or indemnity) or, if Borrower is a partnership, any general partner or joint venturer (collectively “Parties in Interest”) becomes insolvent, makes a transfer in fraud of, or an assignment for the benefit of, creditors, or admits in writing its inability, or is unable, to pay debts as they become due; or (ii) a receiver, custodian, liquidator or trustee is appointed for all or substantially all of the assets of a Party in Interest or for the Property in any proceeding brought by a Party in Interest, or any such receiver or trustee is appointed in any proceeding brought against a Party in Interest or the Property and such appointment is not promptly contested or is not dismissed or discharged within 120 days after such appointment, or a Party in Interest consents or acquiesces in such appointment, or (iii) a Party in Interest files a petition under the Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state thereof; or (iv) a petition against a Party in Interest is filed commencing an involuntary case under any present or future Federal or state bankruptcy or similar law and such petition is not dismissed or discharged within 120 days after the filing thereof; or (v) any composition, rearrangement, liquidation, extension, reorganization or other relief of debtors now or hereafter existing is requested by a Party in Interest. Notwithstanding the foregoing to the contrary, so long as the Borrower named in this Deed of Trust is the owner of the Property, “Parties in Interest” shall be limited to G&E HC REIT II Pocatello MOB, LLC, a Delaware limited liability company, G&E HC REIT II POCATELLO MOB JV, LLC, a Delaware limited liability company, Grubb & Ellis Healthcare REIT II Holdings, LP, a Delaware limited partnership, and Grubb & Ellis Healthcare REIT II, Inc., a Maryland corporation.

(e)	Adverse Court Action. A court of competent jurisdiction enters a stay order with respect to, assumes custody of or sequesters all or a substantial part of the Property or the Property is taken on execution or by other process of law.

(f)	Ground Lease. Any default or breach by Borrower under the Ground Lease which continues beyond any applicable notice and cure period set forth in the Ground Lease described in Exhibit A.

(g)	Easements. Any default or breach by Borrower under the easements described as Parcels 2 and 3 in Exhibit A which continues beyond any applicable notice and cure period set forth in the easements described as Parcels 2 and 3 in Exhibit A.

8.2	Remedies. In case of an Event of Default, Lender and, to the extent authorized by Lender, Trustee may, at any time thereafter, at its option, without notice, and without bringing any legal action or proceeding unless expressly required by law, exercise any or all of the following remedies:

(a)	Acceleration. Declare the entire Secured Debt due and payable, and it shall thereupon be immediately due and payable.

(b)	Foreclosure. Should Lender elect to foreclose by exercise of the power of sale herein contained, Lender shall notify Trustee and Trustee shall sell the Property in accordance with I.C. 45-1501, et. al. and, in the event of the sale of Personalty, with the Uniform Commercial Code of the State of Idaho, at public auction to the highest bidder. In case of a sale under this Deed of Trust, the said Property, including the fixtures and the Personal Property, may be sold in one parcel. Any person except Trustee may bid at the Trustee’s sale. Trustee shall apply the proceeds of the sale as follows: (1) to the expense of sale, including a Trustee’s fee and attorney’s fee; (2) to interest due under the Deed of Trust; (3) to principal due under this Deed of Trust; (4) the surplus, if any, shall be distributed either to the persons entitled thereto or such surplus, less the clerk’s filing fee, shall be deposited with the clerk of the District Court as provided by law. Trustee shall deliver to the purchaser at the sale its deed, without warranty, which shall convey to the purchaser the interest in the Property which Borrower has or had the power to convey at the time of its execution of this Deed of Trust, and such as it may have acquired thereafter, subject to the requirements of I.C. 45-1509. Trustee’s deed shall recite the facts showing that the sale was conducted in compliance with all the requirements of law and of this Deed of Trust, which recital shall be prima facie evidence of such compliance and conclusive evidence thereof in favor of bona fide purchasers and encumbrancers for value. The power of sale conferred by this Deed of Trust and by I.C. 45-1501 et. al. is not an exclusive remedy and when not exercised, Lender may foreclose this Deed of Trust as a mortgage. The Trustee is not obligated to notify any party hereto of pending sale under any other Deed of Trust or of any action or proceeding in which Borrower, Trustee or Lender shall be a party unless such action or proceeding is brought by the Trustee.

(c)	Offset Rights. Apply in satisfaction of the Secured Debt or any amount at any time to become due or payable in connection with the ownership occupancy, use, restoration or repair of the Property, any deposits or other sums credited by or due from Lender to Borrower, including without limitation, Insurance Proceeds, Taking Proceeds and funds held in the escrow account referred to in Paragraph 4.1(c).

(d)	Cure Rights. Whether or not an Event of Default has occurred and without releasing Borrower from any obligation hereunder or under the Loan Documents, perform any of Borrower’s obligations, including, but not limited to, Borrower’s obligations under the Ground Lease in the event that Lender receives a notice of default under the Ground Lease. In connection therewith, Lender may enter upon the Property and do such acts and things as Lender deems necessary or desirable to protect the Property or the Leases, including, without limitation: (i) paying, purchasing, contesting or compromising any encumbrance (including, without limitation, any junior debt outstanding), charge, lien, claim of lien, Property Taxes and Charges or Property Liabilities; (ii) paying any Insurance Premiums; (iii) employing counsel, accountants, contractors and other persons to assist Lender in the foregoing; and (iv) undertaking the Clean-Up of any Contamination.

(e)	Possession of Property. Take physical possession of the Property and of all books, records, and documents and accounts relating thereto and exercise, without interference from Borrower, any and all rights which Borrower has with respect to the Property, including, without limitation, the right at Borrower’s expense to rent and lease the Property, to collect rents, issues and profits, to hire a professional property manager for the Property, to Clean-Up any Contamination and to make from time to time all alterations, renovations, repairs and replacements to the Property as may seem proper to Lender. Nothing in this Paragraph 8.2 shall impose any duty, obligation or responsibility upon Lender for the control, care, management, repair or Clean-Up of the Property. If necessary to obtain possession as provided for above, Lender may, without exposure to liability from Borrower or other persons, invoke any and all legal remedies to dispossess Borrower, including, without limitation, one or more actions for forcible entry and detainer, trespass and restitution. Lender shall not be deemed a mortgagee in possession unless and until Lender enters into actual possession of the Property.

(f)	Receiver. Secure the appointment of a receiver or receivers, as a matter of right for the Property whether such receivership be incident to a proposed sale of such Property or otherwise, and without regard to the value of the Property or the solvency of Borrower. Borrower hereby consents to the appointment of such receiver or receivers, waives any and all defenses to such appointment and agrees not to oppose any application therefor by Lender. The appointment of such receiver, trustee or other appointee by virtue of any court order or Laws shall not impair or in any manner prejudice the rights of Lender to receive payment of the rents and income pursuant to the Lease Assignment.

(g)	Uniform Commercial Code Remedies. Exercise any and all rights of a secured party with respect to the Personalty under the Uniform Commercial Code of the State and in conjunction with, in addition to or in substitution for, those rights and remedies:

(i)	take possession of, assemble and collect the Personalty or render it unusable by Borrower; and

(ii)	require Borrower to assemble the Personalty and make it available at any place Lender may designate so as to allow Lender to take possession of or dispose of the Personalty.

Written notice mailed to Borrower, as provided herein, 15 days prior to the date of public sale of the Personalty or prior to the date after which private sale of the Personalty will be made, shall constitute reasonable notice. Any sale made pursuant to the provisions of this Paragraph 8.2(g) shall be deemed to have been a public sale conducted in a commercially reasonable manner, if held contemporaneously with the sale of the Property as provided in Paragraph 8.2(j) of this Deed of Trust upon the necessary written notice. In the event of a foreclosure sale, whether made by Lender under the terms hereof, or under judgment of a court, the Personalty and the other parts of the Property may, at the option of Lender, be sold in parts or as a whole. It shall not be necessary that Lender take possession of the Personalty prior to the time that any sale pursuant to the provisions of this Paragraph 8.2(g) is conducted and it shall not be necessary that the Personalty be present at the location of such sale.

A CARBON, PHOTOGRAPHIC OR OTHER REPRODUCTION OF THIS DEED OF TRUST OR ANY FINANCING STATEMENT RELATING TO THIS DEED OF TRUST SHALL BE SUFFICIENT AS A FINANCING STATEMENT. THIS DEED OF TRUST IS EFFECTIVE AND SHALL BE EFFECTIVE AS A FINANCING STATEMENT FILED AS A FIXTURE FILING WITH RESPECT TO ALL GOODS WHICH ARE OR ARE TO BECOME FIXTURES INCLUDED WITHIN THE PROPERTY AND IS TO BE FILED FOR RECORD IN THE REAL ESTATE RECORDS OF THE LOCATION IN THE STATE WHERE THE PROPERTY IS SITUATED. THE MAILING ADDRESS OF LENDER AND THE ADDRESS OF BORROWER FROM WHICH INFORMATION CONCERNING THE SECURITY INTEREST MAY BE OBTAINED, ARE SET FORTH ON PAGE (i) HEREOF.

(h)	Judicial Actions. Commence and maintain an action or actions in any court of competent jurisdiction to foreclose this Deed of Trust pursuant to the Laws of the State or to obtain specific enforcement of the covenants of Borrower hereunder. Borrower agrees that such covenants shall be specifically enforceable by injunction or any other appropriate equitable remedy.

(i)	Subrogation. Have and exercise all rights and remedies of any person, entity or body politic to whom Lender renders payment or performance in connection with the exercise of its rights and remedies under the Loan Documents, including, without limitation, any rights or remedies under any mechanic’s or vendor’s lien or liens, superior titles, mortgages, deeds of trust liens encumbrances, rights, equities and charges of all kinds heretofore or hereafter existing on the Property to the extent that the same are paid or discharged from the proceeds of the Note whether or not released of record.

(j)	Sale. Sell the Property in accordance with Laws.

(k)	Other. Take such other actions or commence such other proceedings as Lender deems necessary or advisable to protect its interest in the Property and its ability to collect the Secured Debt as are available under Laws.

Any sums advanced by Lender under this Paragraph 8.2 shall bear interest at the lesser of (i) the Default Rate specified in the Note or (ii) the maximum nonusurious interest rate permitted by applicable law, and shall be payable by Borrower on demand. Such sums together with such interest shall constitute a part of the Secured Debt.

All sums realized by Lender under this Paragraph 8.2, less all costs and expenses incurred by Lender under this Paragraph 8.2, including, without limitation, reasonable attorneys fees and disbursements, property management fees, costs of title commitments, inspections, environmental site assessments and testing, engineering reports, alterations, renovations, repairs and replacements made or authorized by Lender and all expenses incident to Lender taking possession of the Property, and such sums as Lender deems appropriate as a reserve to meet future expenses of the Property, shall be applied to the Secured Debt in such order as Lender shall determine. Thereafter, any balance shall be paid to the person or persons legally entitled thereto.

8.3	Holding Over. Should Borrower, after Lender has obtained title to the Property, continue in possession of any part of the Property, either lawfully or unlawfully, Borrower shall be a tenant from day to day, terminable at the will of either Borrower or Lender, at a reasonable rental per diem, such rental to be due and payable daily to Lender.

8.4	General Provisions.

(a)	Multiple Sales. Several sales may be made pursuant to Paragraph 8.2 without exhausting Lender’s right to such remedy for any unsatisfied part of the Secured Debt and without exhausting the power to exercise such remedy for any other part of the Secured Debt, whether matured at the time or subsequently maturing. If a part of the Property is sold pursuant to Paragraph 8.2, and the proceeds thereof do not fully pay and satisfy the Secured Debt, such sale, if so made, shall not in any manner affect the unpaid and unsatisfied part of the Secured Debt, but as to such unpaid and unsatisfied part, the Loan Documents shall remain in full force and effect as though no such sale had been made.

(b)	Cumulative Remedies. All of the rights, remedies and options set forth in Paragraph 8.2 or otherwise available at law or in equity, are cumulative and may be exercised without regard to the adequacy of or exclusion of any other right, remedy, option or security held by Lender.

(c)	Right to Purchase. At any sale of the Property pursuant to Paragraph 8.2, Lender shall have the right to purchase the Property being sold, and in such case the right to credit against the amount of the bid made therefor (to the extent necessary) all or any of the Secured Debt then due.

(d)	Right to Terminate Proceedings. Lender may, in its sole unfettered discretion, at any time before conclusion of any proceeding or other action brought in connection with its exercise of the remedies provided for in Paragraph 8.2, terminate, without prejudice to Lender, such proceedings or actions, subject to I.C. 45-1506A, regarding the postponement of any trustee’s sale.

(e)	No Waiver or Release. Lender may resort to any remedies and the security given by the Loan Documents in whole or in part, and in such portions and in such order as may seem best to Lender in its sole unfettered discretion, and any such action shall not in any way be considered as a waiver of any of the rights, benefits or remedies evidenced by the Loan Documents. The failure of Lender to exercise any right, remedy or option provided for in the Loan Documents shall not be deemed to be a waiver of any of the covenants or obligations secured by the Loan Documents. No sale of all or any of the Property, no forbearance on the part of Lender and no extension of the time for the payment of the whole or any part of the Secured Debt or any other indulgence given by Lender to Borrower or any other person or entity, shall operate to release or in any manner affect Lender’s interest in the Property, or the liability of Borrower to pay the Secured Debt, except to the extent that such liability shall be reduced by proceeds of sale of all or any of the Property received by Lender.

(f)	Waivers and Agreements Regarding Remedies. To the full extent Borrower may do so under applicable Laws and with respect to Lender’s exercise of its remedies hereunder, Borrower hereby:

(i)	agrees that Borrower will not at any time insist upon, plead, claim or take the benefit or advantage of any Laws now or hereafter in force providing for any appraisal or appraisement, valuation, stay, extension or redemption, and waives and releases all rights of redemption, valuation, appraisal or appraisement, stay of execution, extension and notice of election to mature or declare due the whole of the Secured Debt;

(ii)	waives all rights to marshalling of the assets of Borrower, Borrower’s partners, members and shareholders, and others with interests in Borrower, including the Property, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any Laws pertaining to the marshalling of assets, the sale in inverse order of alienation, the exemption of homestead, the administration of estates of decedents, or other matters whatsoever to defeat, reduce or affect the right of Lender under the terms of the Loan Documents to sale of the Property for the collection of the Secured Debt without any prior or different resort for collection, or the right of Lender to the payment of the Secured Debt out of the proceeds of sale of the Property in preference to every other claimant whatsoever;

(iii)	waives any right to bring or utilize any defense, counterclaim or setoff, other than one in good faith which denies the existence or sufficiency of the facts upon which the foreclosure action is grounded or which is based on Lender’s wrongful actions. If any defense, counterclaim or setoff (other than one permitted by the preceding sentence) is timely raised in such foreclosure action, such defense, counterclaim or setoff shall be dismissed. If such defense, counterclaim or setoff is based on a claim which could be tried in an action for money damages, the foregoing waiver shall not bar a separate action for such damages (unless such claim is required by Laws or applicable rules of procedure to be pleaded in or consolidated with the action initiated by Lender) but such separate action shall not thereafter be consolidated with Lender’s foreclosure action. The bringing of such separate action for money damages shall not be deemed to afford any grounds for staying Lender’s foreclosure action;

(iv)	waives and relinquishes any and all rights and remedies which Borrower may have or be able to assert by reason of the provisions of any Laws pertaining to the rights and remedies of sureties; and

(v)	waives the defense of laches and any applicable statutes of limitation.

(g)	Waiver of Jury Trial. Borrower and Lender hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other, on or in respect of any matter whatsoever arising out of, or in any way connected with, this Deed of Trust or any of the other Loan Documents, or the relationship of Borrower and Lender hereunder or thereunder.

(h)	Lender’s Discretion. Unless specifically stated otherwise, Lender may exercise its options and remedies under any of the Loan Documents in its sole unfettered discretion.

(i)	Sales. In the event of the sale or other disposition of the Property pursuant to Paragraph 8.2 and the execution of a deed or other conveyance pursuant thereto, the recitals therein of facts (such as default, the giving of notice of default and notice of sale, demand that such sale should be made, postponement of sale, terms of sale, sale, purchase, payment of purchase price and other facts affecting the regularity or validity of such sale or disposition) shall be conclusive proof of the truth of such facts. Any such deed or conveyance shall be conclusive against all persons as to such facts recited therein.

The acknowledgment of the receipt of the purchase money, contained in any deed or conveyance executed as aforesaid, shall be sufficient to discharge the grantee of all obligations to see to the proper application of the consideration therefor as herein provided. The purchaser at any trustee’s or foreclosure sale hereunder may disaffirm any easement granted or rental agreement or Lease made in violation of any provision of the Loan Documents, and may take immediate possession of the Property free from, and despite the terms of, such grant of easement, rental agreement or Lease.

9.	POSSESSION AND DEFEASANCE.

9.1	Possession. Until the occurrence of an Event of Default and except as otherwise expressly provided to the contrary in any of the Loan Documents, Borrower shall retain full possession of the Property with full right to use the Property and to collect the rents, issues and profits therefrom, subject, however, to all of the terms and provisions of the Loan Documents.

9.2	Defeasance. If the Secured Debt is paid in full and if all of the covenants, warranties, conditions, undertakings and agreements made in the Loan Documents are kept and performed, then, in that event only, all rights under the Loan Documents shall terminate and the Property shall become wholly clear of the liens, grants, security interests, conveyances and assignments evidenced hereby, and Lender shall release or cause to be released, such liens, grants, assignments, conveyances and security interests in due form at Borrower’s cost, and this Deed of Trust shall be void.

To the extent permitted by Laws such an instrument may describe the grantee as “the person or persons legally entitled thereto.” Lender shall not have any duty to determine the rights of persons claiming to be rightful grantees of any of the Property. When the Property has been fully released, such release shall operate as a reassignment of all future rents, issues and profits of the Property to the person or persons legally entitled thereto, unless such release expressly provides to the contrary.

Notwithstanding the foregoing, Borrower’s obligation under Paragraph 4.6 hereof (indemnity) shall not terminate and shall survive the discharge of the Loan Documents, subject to the limitations set forth therein, whether through full payment of the Secured Debt, foreclosure, deed in lieu of foreclosure or otherwise, for the benefit of Lender and its successors and assigns, including without limitation, any purchaser at a foreclosure sale.

10.	GENERAL.

10.1	Lender’s Right to Waive, Consent or Release. Lender may at any time and from time to time, in writing: (a) waive compliance by Borrower with any covenant herein made by Borrower to the extent and in the manner specified in such writing; (b) consent to Borrower doing any act which Borrower is prohibited hereunder from doing, or consent to Borrower’s failing to do any act which Borrower is required hereunder to do, to the extent and in the manner specified in such writing; or (c) release any part of the Property, or any interest therein from this Deed of Trust and the lien of the Loan Documents. No such act shall in any way impair the rights hereunder of Lender except to the extent specifically agreed to by Lender in such writing.

10.2	No Impairment. The interests and rights of Lender under the Loan Documents shall not be impaired by any indulgence, including, without limitation: (a) any renewal, extension or modification which Lender may grant with respect to any of the Secured Debt; (b) any surrender, compromise, release, renewal, extension, exchange or substitution which Lender may grant in respect of the Property or any interest therein; or (c) any release or indulgence granted to any maker, endorser, guarantor, indemnitor or surety of any of the Secured Debt.

10.3	Amendments. The Loan Documents may not be waived, changed or discharged orally, but only by an agreement in writing and signed by Lender in Canada, based on prior approval by the Canadian Mortgages Senior Managing Director or his/her designee. Any oral waiver, change or discharge of any provision of the Loan Documents shall be without authority and of no force and effect. Any waiver, change or discharge shall be effective only in the specific instances and for the purposes for which given and to the extent therein specified.

10.4	No Usury. Any provision contained in any of the Loan Documents notwithstanding, Lender shall not be entitled to receive or collect, nor shall Borrower be obligated to pay interest on any of the Secured Debt in excess of the maximum rate of interest permitted by Laws, and if any provisions of the Loan Documents shall ever be construed or held to permit the collection or to require the payment of any amount of interest in excess of that permitted by such Laws, the provisions of this Paragraph 10.4 shall control unless contrary or inconsistent with any provisions of the Note, in which case the provisions of the Note shall control. Borrower and Lender intend to conform strictly to the usury Laws now in force, and the Loan Documents evidencing or relating to any of the Secured Debt shall be held subject to modification to conform to said Laws as now or hereafter construed.

10.5	Notices. Any notice, request, demand or other communication required or permitted under the Loan Documents (unless otherwise expressly provided therein) shall be given in writing by delivering the same in person to the intended addressee, by overnight courier service with guaranteed next day delivery or by certified United States Mail postage prepaid sent to the intended addressee at the applicable Notice Address or to such different address as either Borrower or Lender shall have designated by written notice to the other sent in accordance herewith. Such notices shall be deemed given when received or, if earlier, in the case of delivery by courier service with guaranteed next day delivery, the next day or the day designated for delivery, or in the case of delivery by certified United States Mail, 2 days after deposit therein. No notice to or demand on Borrower in any case shall of itself entitle Borrower to any other or further notice or demand in similar or other circumstances.

10.6	Successors and Assigns. The terms, provisions, covenants and conditions hereof shall be binding upon Borrower, and any permitted successors and assigns of Borrower, and shall inure to the benefit of Lender and its successors, substitutes and assigns, and shall constitute covenants running with the Land. All references in this Deed of Trust to Borrower, Lender or Trustee shall be deemed to include all such successors, substitutes and assigns.

If in contravention of the provisions of this Deed of Trust or otherwise, ownership of the Property or any portion thereof becomes vested in a person other than Borrower, Lender may, without notice to Borrower, whether or not Lender has given written consent to such change in ownership, deal with such successor or successors in interest with reference to the Loan Documents and the Secured Debt in the same manner as with Borrower, without in any way vitiating or discharging Lender’s remedies or Borrower’s liability under the Loan Documents or on the Secured Debt.

10.7	Severability. A determination that any provision of the Loan Documents is unenforceable or invalid shall not affect the enforceability or validity of any other provision, and any determination that the application of any provision of the Loan Documents to any person or circumstances is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

10.8	Gender and Construction. Within this Deed of Trust, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires. References in this Deed of Trust to “herein”, “hereunder” or “hereby” shall refer to this entire Deed of Trust, unless the context otherwise requires. When the phrase “in its sole unfettered discretion” is used in the Loan Documents with respect to Lender, it shall permit Lender to evaluate such criteria (without allowance for reasonableness) as it chooses in approving or disapproving the requested or pending action.

10.9	Joint and Several Liability. If Borrower is composed of more than one party, the obligations, covenants, agreements, representations and warranties contained in the Loan Documents, as well as the obligations arising thereunder, are and shall be joint and several as to each such party.

10.10	Modifications. References to any of the Loan Documents in this Deed of Trust shall include all amendments, modifications, extensions and renewals thereof.

10.11	Governing Law. This Deed of Trust shall be construed according to and governed by the laws of the State.

10.12	Captions. All paragraph and subparagraph captions are for convenience of reference only and shall not affect the construction of any provision herein.

10.13	Nonrecourse. Borrower shall be liable upon the indebtedness evidenced by the Note, for all sums to accrue or to become payable thereon and for performance of all covenants contained in the Note or in any of the other Loan Documents, to the extent, but only to the extent, of Lender’s security for the same, including, without limitation, all properties, rights, estates and interests covered by this Deed of Trust and the other Loan Documents. No attachment, execution or other writ or process shall be sought, issued or levied upon any assets, properties or funds of Borrower other than the properties, rights, estates and interests described in this Deed of Trust and the other Loan Documents. In the event of foreclosure of such liens, mortgages or security interests, by private power of sale or otherwise, no judgment for any deficiency upon such indebtedness, sums and amounts shall be sought or obtained by Lender against Borrower. Subject to the foregoing, nothing herein contained shall be construed to prevent Lender from exercising and enforcing any other remedy relating to the Property allowed at law or in equity or by any statute or by the terms of any of the Loan Documents.

Notwithstanding the foregoing, Borrower shall be personally liable to Lender for:

(a)	damages, losses, liabilities, costs or expenses (including, without limitation, attorneys’ fees) incurred by Lender due to any of the following: (i) security deposits of tenants of the Property (not previously applied to remedy tenant defaults or previously returned to tenants in accordance with the express provisions of their leases) which have not been paid over to Lender; (ii) any rents prepaid by any tenant of the Property more than one (1) month in advance; (iii) any insurance proceeds or condemnation awards received by Borrower and not applied according to the terms of this Deed of Trust; (iv) accepting Lease termination payments without Lender’s prior written consent and direction as to use; (v) repairs to the Property resulting from a casualty not reimbursed by insurance, to the extent insurance coverage for such repairs was required by the Loan Documents; (vi) fraud, material misrepresentation or bad faith on the part of Borrower; (vii) any event or circumstance for which Borrower is obligated to indemnify Lender under the provisions of this Deed of Trust respecting Hazardous Substances, Contamination or Clean-Up; (viii) waste of the Property by Borrower; (ix) Borrower’s failure to pay real estate taxes or other assessments against the Property; (x) Borrower’s failure to comply with the Americans with Disabilities Act of 1990, as amended, or (xi) if the ground lessee (the “Ground Lessee”) under that certain Ground Lease disclosed by that certain Memorandum of Ground Lease recorded in Bannock County, Idaho on March 1, 1983 as Instrument Nos. 703253 and 703254 and amended by Amendment recorded in Bannock County, Idaho on December 10, 1996 as Instrument No. 96020658 blocks access over the portion of North Loop Road crossing over said Ground Lessee’s leased parcel between Hospital Way and the Property; and

(b)	all rents, issues and profits from the Property collected by Borrower after an Event of Default has occurred and is continuing or after an event or circumstance has occurred and is continuing which with the passage of time or the giving of notice, or both, would constitute an Event of Default, unless such rents, issues and profits are applied to the normal operating expenses of the Property or to the Secured Debt.

Lender shall not be limited in any way in enforcing the personal liability and obligations of Borrower under the Loan Documents against Borrower, nor shall Lender be limited in any way in enforcing the personal liability and obligations of any guarantor or indemnitor in accordance with the terms of the instruments creating such liabilities and obligations. The personal liability and obligations of Borrower under the Loan Documents shall survive the discharge of this Deed of Trust, whether through full payment of the Note, foreclosure, deed-in-lieu of foreclosure or otherwise.

10.14	Sale, Assignment or Conversion of Secured Debt. Borrower hereby agrees that Lender may (i) sell all or any portion of the Secured Debt or securitize all or a portion of the Secured Debt in one or more transactions through the issuance of pass-through certificates or other securities evidencing ownership of a portion of the Secured Debt or beneficial interest therein, in one or more rated or unrated public or private transactions; (ii) assign servicing rights with respect to the Secured Debt; or (iii) convert the Note and this Deed of Trust to registered form (each such transaction as described in the preceding clauses (i), (ii) and (iii) being referred to as a “Covered Transaction”), without the consent of or notice to Borrower. Borrower hereby agrees that, if requested, it will, at Lender’s expense, reasonably cooperate with Lender and use its best efforts to facilitate the consummation of a Covered Transaction, including, without limitation, by: (a) delivering estoppels, opinions, tax certificates or any other documents, each in form and substance reasonably acceptable to Lender or any rating agency; (b) providing such additional information as may reasonably be required by Lender, or granting reasonable access to Lender in order to obtain such information, including, without limitation, updated environmental information and appraisals; and (c) appointing as its agent a registrar and transfer agent, which agent shall maintain, subject to such reasonable regulations as such agent shall provide, such books and records as may be necessary for the registration and transfer of the Note and this Deed of Trust, all in a manner acceptable to Lender in its sole unfettered discretion. Borrower hereby agrees that Lender may forward to each potential purchaser, transferee, assignee, service, trustee, participant or investor in any Covered Transaction, or to any rating agency, all documents and information which Lender now has or may hereafter acquire relating to the Secured Debt, the Property, Borrower or any guarantor or indemnitor of the Secured Debt that has been furnished by Borrower or any other party in connection with the Secured Debt, as Lender may, in its sole unfettered discretion, determine is necessary or desirable.

10.15	Acknowledgment of Receipt. Borrower hereby acknowledges receipt, without charge, of a true and complete copy of this Deed of Trust.

10.16.	Time of the Essence. Time is of the essence of each and every payment and/or performance obligation of Borrower and the Guarantor(s) under this Deed of Trust or any of the other Loan Documents.

10.17	Non Agricultural. The property which is the subject matter of this Deed of Trust is not used principally for agricultural purposes.

10.18	Oral Agreements. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER IDAHO LAW

10.19	Jurisdiction; Venue. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS DEED OF TRUST (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF POCATELLO, COUNTY OF BANNOCK AND STATE OF IDAHO, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION.

10.20	Subordination. This Deed of Trust is subject and subordinate to the covenants, conditions and restrictions set forth in that certain Ground Lease dated as of November 1, 2006, as evidenced by that certain Memorandum of Lease recorded December 21, 2006, as Instrument No. 20628768, Official Records of Bannock County, Idaho, as said Ground Lease has been amended through the date of the recording of this Deed of Trust.

10.21	State Specific Provisions:

(a)	Interest Rate. THE INTEREST RATE(S), PAYMENT TERMS AND/OR BALANCE DUE ON THE OBLIGATIONS SECURED BY THIS INSTRUMENT MAY BE INDEXED, ADJUSTED, RENEWED OR RENEGOTIATED.

(b)	Grantor’s Right to Cure. Lender’s right to foreclose provided hereby is subject to applicable law, including the provisions of Idaho Code § 45-1506, including, but not limited to, subsection (12) thereof, which provides for cure of default and reinstatement of the Instrument under certain conditions.

(c)	Sale Proceeds. The proceeds of a foreclosure sale shall be distributed as provided herein, except as otherwise provided pursuant to Idaho Code § 45-1507 and other applicable law.

(d)	Grantor Holding Over. The provisions herein are subject to the provisions of Idaho Code § 45-1506(11).

(e)	Sale of Property. All notices of sale of the Property shall comply with the provisions of Idaho Code § 45-1506 if the Property is sold in a trustee’s sale and Idaho Code § 6-101 through 6-108 and other applicable law if the Property is foreclosed through a judicial sale.

(f)	Lender’s Appointment of a Successor Trustee. Lender’s appointment of a successor trustee as provided herein shall conform to the procedures set forth in Idaho Code § 45-1504(2).

(g)	Fixture Filing. This Instrument is effective from the date of its recording as a financing statement filed as a fixture filing, in which Grantor is “Debtor” and Lender is “Secured Party.” The respective addresses of Debtor and Secured Party are set forth on the first page of this Deed of Trust.

10.22	Exhibit. The following is the Exhibit referred to in this Deed of Trust, which is hereby incorporated by reference herein:

Exhibit A — Property Description

[Borrower’s Signature Appears on the Following Page]

IN WITNESS WHEREOF, this Deed of Trust has been executed and delivered as of the date first above written.

BORROWER:

G&E HC REIT II POCATELLO MOB, LLC, a
Delaware limited liability company

By: /s/ Danny Prosky
Name: Danny Prosky
Title: Authorized Signatory

State of California County of Orange	) ) ss. )

On this 13th day of September, in the year of 2010, before me, a Notary Public in and for said State, personally appeared Danny Prosky, known or identified to me to be the Authorized Signatory of G&E HC REIT II POCATELLO MOB, LLC, a limited liability company, the person who subscribed said limited liability company name to the foregoing instrument, and acknowledged to me that he/she executed the same in said limited liability company name.

/s/ P.C. Han
P.C. Han
Notary Public
My Commission expires: June 25, 2011